U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                  FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

     Grauer,                         Peter                          T.
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     (Last)                         (First)                      (Middle)

Donaldson, Lufkin & Jenrette,   277 Park Avenue
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                                   (Street)

   New York                           NY                              10172
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     5/22/98
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Thermadyne Holdings Corporation (TDHC)
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5.   Relationship of Reporting Person to Issuer   (Check all applicable)

     X Director                                          10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

 X  Form filed by One Reporting Person
----

    Form filed by More than One Reporting Person
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          Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                             2,608,696                    (I)           See "Explanation of Responses"



           Table II -- Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/Year)          Derivative Securities      Exercise      Form of      direct
                                      -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative    ative        ficial
                                      Exer-          tion             Title           Amount    Security      Security:    Owner-
                                      cisable        Date                             or                      Direct       ship
                                                                                      Number                  (D) or      (Instr.
                                                                                      of                      Indirect     5)
                                                                                      Shares                  (I)
                                                                                                              (Instr.
                                                                                                              5)
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
Class A Warrant for the Purchase                                                                                        See "Expln.
of Shares of Common Stock            Immed.         5/15/10        Common Stock       353,428    $0.01 ++       (I)   of Responses"


Explanation of Responses:

Peter T. Grauer is a Managing Director of DLJ Merchant Banking II, Inc., which controls DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P. DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ First ESC, LLC., DLJ ESC II, L.P., DLJ Millennium Partners, L.P. and DLJ Millennium Partners-A, L.P., Peter T. Grauer disclaims berneficial ownership of the shares and warrants held by these entities.

++ Such Exercise Price subject to change.




    /s/ Peter T. Grauer                                       07/06/98
-------------------------------                       ------------------------
**Signature of Reporting Person                                 Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

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                                                               SEC 1473 (7-96)